UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2010

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2000 West Park Drive Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 389-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On February 1, 2010, Virtusa Corporation (the “Company”) acquired the business and assets of ConVista Consulting, LLC, a Virginia limited liability company (“ConVista”), pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) with ConVista and the members of ConVista, dated as of February 1, 2010.   The acquisition of ConVista extends the Company’s enterprise application services offerings.

The purchase price was approximately $24.8 million in cash, subject to post-closing adjustments. Approximately 10% of the purchase price is subject to a hold back by the Company for a period of 12 months as security for the sellers’ indemnification obligations under the Asset Purchase Agreement. The purchase price is subject to adjustment after the closing of up to an additional $2.0 million in earn-out consideration upon the achievement of certain revenue and operating margin targets for fiscal year ending March 31, 2011.

Under the terms of the Asset Purchase Agreement, the Company agreed to offer employment to substantially all of the employees of ConVista, including certain key employees and the two founders of ConVista. The Company also established a retention based cash bonus plan for the employees of ConVista who accept employment with the Company.

There are no material relationships among the Company or any of their respective affiliates or any of the parties to the Asset Purchase Agreement and related agreements, other than in respect of such agreements themselves.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.02.   Results of Operations and Financial Condition.

On February 1, 2010, the Company announced its financial results for the quarter ended December 31, 2009.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 of this Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 27, 2010, the Company  purchased multiple foreign currency forward contracts designed to hedge fluctuation in the Indian rupee against the U.S. dollar and U.K. pound sterling.  The U.S dollar contracts have an aggregate notional amount of approximately 155.5 million Indian rupees (approximately $3.3 million) and an average settlement rate of 47.26 Indian rupees per U.S. dollar.

The U.K. pound sterling contracts have an aggregate notional amount of approximately 38.9 million Indian rupees (approximately £0.5 million) and have an average settlement rate of 76.16 Indian rupees per U.K. pound sterling.  These contracts will expire at various dates during the 24 month period ending on December 31, 2011.  The Company has the obligation to settle these contracts based upon the Reserve Bank of India published Indian rupee exchange rates.  Based on the U.S. dollar to U.K. pound sterling spot rate of $1.62 per U.K. pound sterling (which was the spot rate on January 27, 2010), the blended weighted average Indian rupee rate associated with both the U.S. dollar and U.K. pound sterling contracts would be approximately 47.23 Indian rupees per U.S. dollar.

Item 7.01.   Regulation FD Disclosure.

On February 1, 2010, the Company issued a press release announcing that it acquired the assets of ConVista.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K (as referenced above).

The information in this Item 7.01 of this Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.   Financial Statements and Exhibits

(d)  Exhibits

EXHIBIT
NUMBER	DESCRIPTION

2.1*	Asset Purchase Agreement by and among the Company, ConVista Consulting, LLC., a Virginia limited liability company, and the members thereof dated as of February 1, 2010.

99.1**	Press release issued by Virtusa Corporation on February 1, 2010.

*

Filed herewith. Schedules and exhibits to the Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally copies of such omitted schedules and exhibits to the Securities and Exchange Commission upon request.

**	Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: February 1, 2010	By:	/s/ Ranjan Kalia
Ranjan Kalia
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

2.1*	Asset Purchase Agreement by and among the Company, ConVista Consulting, LLC., a Virginia limited liability company, and the members thereof dated as of February 1, 2010.

99.1**	Press release issued by Virtusa Corporation on February 1, 2010.

*

Filed herewith. Schedules and exhibits to the Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally copies of such omitted schedules and exhibits to the Securities and Exchange Commission upon request.

**	Furnished herewith.